Chembio Diagnostics Launches Cost-Effective HIV Stat- Pak Dipstick

Thursday January 27, 8:38 am ET

Low Cost Rapid Test Anticipated to be Qualified for Inclusion in President's $15 Billion AIDS Relief Plan

MEDFORD, N.Y.--(BUSINESS WIRE)--Jan. 27, 2005--Chembio Diagnostics, Inc., (OTCBB: CEMI - News), a leading company in the development and manufacture of rapid tests for HIV and other infectious diseases, today announced that it has launched its third HIV rapid test, HIV Stat-Pak Dipstick, to complete its unique suite of three rapid HIV tests for use in HIV testing programs in international settings. This latest format, HIV Stat-Pak Dipstick, is the most cost effective of the three; the product will be sold to international relief programs for approximately $1.00 per test. As such, the Company believes that this product will be an attractive option for international rapid testing programs where cost is the major factor in procurement decisions.

HIV Stat-Pak Dipstick is based upon the same test strip as Chembio's two other HIV rapid tests but does not have the plastic housings they use to facilitate sample collection and other features. This reduces material, labor and shipping costs as compared with Chembio's and other companies' products. Chembio's two other products, Sure Check(TM) (integrated sample collection in test device), and Stat-Pak (standard cassette format), sold to resource-poor countries for $1.50 to $2.00, are the products for which the company recently completed U.S. clinical trials for submission to the US FDA. HIV Stat- Pak cassette and the new Dipstick have recently been evaluated by the World Health Organization for inclusion in its Bulk Procurement list, which the Company anticipates to be confirmed soon. The company also anticipates that all three of these tests will be eligible for procurement under the US government's five year, fifteen billion dollar program known as PEPFAR (President's Emergency Plan for AIDS Relief).

Lawrence A. Siebert, Chembio's President commented, "We are committed to providing PEPFAR and other international programs with a menu of rapid test options that will enable them to achieve their prevention and treatment goals in the most cost effective way, while at the same time providing them with products of the highest quality that are manufactured in accordance with US regulatory and other requirements. Products procured from Chembio with US taxpayer funds will provide essential jobs to New Yorkers and others in the United States. The announcement this week that PEPFAR funds may be used to purchase generic drugs manufactured in South Africa underscores the importance of our having cost competitive products in order to provide an opportunity for US manufacturers such as Chembio to participate in PEPFAR procurements."

About Chembio Diagnostics

Chembio Diagnostics, Inc. (CDI) possesses expertise in the development and manufacturing of rapid test products for various indications, including HIV, Tuberculosis and BSE (a.k.a. Mad Cow Disease). Chembio Diagnostic Systems, Inc. is a wholly-owned subsidiary of Chembio Diagnostics, Inc. References to Chembio Diagnostics, Inc may actually refer to Chembio Diagnostic Systems, Inc., the 100%-owned subsidiary of CDI. Chembio is located at 3661 Horseblock Road, Medford, NY 11763. Chembio's telephone number is 631-924-1135. Email can be directed to info@chembio.com. Additional information can be found at www.chembio.com.

Forward-Looking Statements

Statements contained herein that are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the Company's ability to obtain additional financing and the demand for the Company's products. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission ("SEC").

Contact:
CEOcast, Inc. for Chembio Diagnostics
Ed Lewis, 212-732-4300, ext. 225